                                Registration No. 333-
As filed with the Securities and Exchange Commission on March 1, 2021

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Workhorse Group Inc.
(Exact name of registrant as specified in its charter)

Nevada	3711	26-130477
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Workhorse Group Inc.
100 Commerce Drive
Loveland, Ohio 45140
513-360-4704
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Duane A. Hughes, CEO
Workhorse Group Inc.
100 Commerce Drive
Loveland, Ohio 45140
513-360-4704
(Address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Stephen M. Fleming, Esq.
Fleming PLLC
30 Wall Street, 8th Floor
New York, New York 10005

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒                            Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company).    Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, par value $.001 per share	$24,594,765.60	$2,683.29
(1)Calculated in accordance with Rule 457(d) and (o) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant previously registered 6,820,512 shares of its common stock at an estimated maximum offering price of $122,973,828.74 on behalf of certain selling securityholders on a Registration Statement on Form S-3 (File No. 333-249707), which was declared effective on November 12, 2020. In accordance with Rule 462(b) promulgated under the Securities Act, an additional amount of common stock on behalf of certain such selling security holders having a proposed maximum aggregate offering price of $24,594,765.60 is hereby registered.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to the shelf registration statement on Form S-3 (File Number 333-249707) (the “Prior Registration Statement”) declared effective on November 12, 2020 by the Commission, and is being filed for the purpose of registering shares of the Registrant’s common stock issuable in lieu of cash interest to the holders’ of the Registrant’s 4.00% senior secured convertible notes due 2024 in an aggregate principal amount of $200,000,000 (the “Notes”), issued pursuant to a certain Indenture dated as of October 14, 2020. The Notes and the Indenture are filed as exhibits to the Registrant’s Current Report filed with the Commission on Form 8-K on October 16, 2020 and are further described in the Registrant’s Current Reports on Form 8-K filed with the Commission on October 13, 2020 and October 16, 2020. The selling securityholders may offer such shares in one or more offerings, in amounts, at prices and on terms that such selling securityholders will determine at the time of the offering and which will be set forth in a prospectus supplement, which may also add, update or change information contained in this prospectus. The Registrant hereby incorporates by reference into this Registration Statement on Form S-3 in its entirety the Prior Registration Statement, including each of the documents filed by the Registrant with the Commission and incorporated or deemed to be incorporated by reference therein and all exhibits thereto.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Loveland, State of Ohio, on March 1, 2021.
Workhorse Group Inc.
By:    /s/ Duane A. Hughes
Duane A. Hughes
Chief Executive Officer, President and Director
(Principal Executive Officer)

Signature	Title	Date
/s/ Duane A. Hughes	Chief Executive Officer, President and Director	March 1, 2021
Duane A. Hughes	(Principal Executive Officer)

/s/ Steve Schrader	Chief Financial Officer	March 1, 2021
Steve Schrader	(Principal Financial Officer)

/s/ Gregory T. Ackerson	Corporate Controller	March 1, 2021
Gregory T. Ackerson	(Principal Accounting Officer)

/s/ Gerald B. Budde	Director	March 1, 2021
Gerald B. Budde

/s/ H. Benjamin Samuels	Director	March 1, 2021
H. Benjamin Samuels

/s/ Harry DeMott	Director	March 1, 2021
Harry DeMott

/s/ Michael L. Clark	Director	March 1, 2021
Michael L. Clark

/s/ Pamela Mader	Director	March 1, 2021
Pamela Mader

/s/ Jacqueline Dedo	Director	March 1, 2021
Jacqueline Dedo

/s/ Raymond Chess	Chairman of the Board of Directors	March 1, 2021
Raymond Chess

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement (a)
4.1	Specimen of Stock Certificate (a)
5.1	Opinion of Parsons Behle & Latimer
23.1	Consent of Grant Thornton LLP
23.2	Consent of Parsons Behle & Latimer (included in Exhibit 5.1)
24.1	Power of Attorney (incorporated by reference to Workhorse Group Inc.'s Registration Statement on Form S-3 (Reg. No. 333-249707))
* Previously filed.

(a) To be filed by amendment or as exhibit(s) to a Current Report on Form 8-K and incorporated herein by reference, as applicable.